Exhibit 10.5 to 8-K

                             [Letterhead of Diomed]

                                February 15, 2005

Mr. John Welch
c/o Diomed Holdings, Inc.
One Dundee Park
Andover, MA 01810

Dear John:

This letter refers to the letter agreement (the "Letter Agreement"), dated September 9, 2002, between you and Diomed, Inc. (the "Company"). After consideration by the Compensation Committee of the Board of Directors of Diomed Holdings, Inc., the Company has determined to extend to you a right to receive severance pay that may become payable under certain circumstance set forth below in this letter.

Subject to your acceptance of the following terms and conditions, the Company proposes to amend the Letter Agreement by deleting the existing Section 6 and by adding the following provision in lieu thereof:

         "6. You will be an at-will employee. The terms of your employment will be interpreted in accordance with and governed by the laws of The Commonwealth of Massachusetts. If the Company terminates your employment without Cause (as defined below in this Section), you shall be entitled to receive as severance an amount equal to twelve (12) months of your annual base salary at the time in effect payable in a single lump sum payable within ten (10) business days of the date on which you receive notice of termination of employment; provided, that the Company shall have no obligation to make any severance payment to you (i) unless and until you execute and deliver to the Company, and do not revoke, a release of all claims (other than for amounts owed him hereunder) in form and substance satisfactory to the Company, including the Company's satisfaction that such release complies with the requirements of the Age Discrimination in Employment Act, or (ii) if you breach your obligation not to compete with the Company or not to divulge confidential information of the Company as set forth in your separate agreement with the Company containing such obligations. If you voluntarily terminate your employment, you shall be entitled to receive your base salary accrued through the date of termination. For all purposes of the Letter Agreement, "Cause" shall mean: (i) your embezzlement, willful breach of fiduciary duty or fraud with regard to the Company or any of the Company's assets or businesses; (ii) your conviction of, or pleading of nolo contendre with regard to, a felony (other than a traffic violation) or any other crime involving moral turpitude and involving any activity or activities related to the affairs of the Company; or (iii) any other breach by you of a material provision of the terms of your employment hereunder that remains uncured for thirty (30) days after written notice thereof is given to you. If the Company terminates your employment for Cause, the Company shall have no further obligation or liability to you relating to your employment hereunder, or the termination thereof, other than for your base salary earned but unpaid through the date of termination. "

Except as expressly set forth herein, the Letter Agreement will remain in full force and effect without further amendment of any other provision thereof.

To indicate your agreement with the foregoing, please sign in the space provided below and return an original executed counterpart to me, whereupon the Letter Agreement, as amended hereby, will be a binding and enforceable agreement between you and the Company.

                                          Very truly yours,

                                          /s/  James A. Wylie, Jr.
                                          -------------------------------------
                                          James A. Wylie, Jr.
                                          President and Chief Executive Officer

Accepted and agreed to:

  /s/  John Welch
  ----------------------
  John Welch